EXHIBIT 99.1

For Immediate Release

Intermix Media Special Meeting of Stockholders to Reconvene on September 30

LOS ANGELES—(BUSINESS WIRE)—Sept. 29, 2005—Intermix Media, Inc. (AMEX:MIX), today announced that as previously planned, its special meeting of stockholders scheduled for 9:00 a.m. on September 28, 2005 to vote on the proposal to adopt the agreement and plan of merger with News Corporation was convened and adjourned until 3:00 p.m. pacific time on September 30, 2005. In addition, as previously reported, two putative class action law suits captioned Ron Sheppard v. Richard Rosenblatt et. al., Case No. BC338945 and John Friedmann v. Intermix Media, Inc. et. al., Case No. BC339083, were filed in the California Superior Court, County of Los Angeles on August 26, 2005 and August 31, 2005, respectively. On September 26, 2005, plaintiff in the Friedmann action applied to the Court for a temporary restraining order seeking a further adjournment of the special meeting of stockholders. On September 28, 2005, after hearing argument in the matter, the Court issued a tentative ruling denying plaintiff’s application. The Court is expected to issue a final opinion and order later today. Any such order may be subject to appeal. Although Intermix expects that the final order will be consistent with the Court’s tentative ruling, there can be no assurance that this will be the case. If the final order is consistent with the tentative ruling, Intermix plans to reconvene its special meeting of stockholders as scheduled at 3:00 p.m. pacific time, on September 30, 2005 at its corporate headquarters, located at 6060 Center Drive, Suite 300, Los Angeles California 90045.

About Intermix

A leading online media and ecommerce enterprise, Intermix Media and its subsidiaries utilize proprietary technologies and analytical marketing to develop unique content, an active community and innovative ecommerce offerings. The Intermix Network blends user-generated and proprietary online content to motivate its users to spend more time on its Network and to invite their friends to join them. By integrating social networking applications, self-publishing and viral marketing, the Intermix Network has grown to over 30 million unique visitors per month. Intermix also leverages its optimization technologies, marketing methodologies and the Internet through its Alena unit, where it launches branded consumer product offerings. Alena expands Intermix’s consumer reach by marketing select high margin and innovative products directly to the consumer across the Internet. In doing so, Alena cost-effectively builds consumer brands and drives new users back to the Intermix Network.

Important Additional Information Filed with the SEC

Intermix has filed a proxy statement in connection with the proposed transaction with News Corporation, which has been mailed to Intermix’s stockholders. Intermix’s stockholders are urged to read the proxy statement in its entirety and any other relevant materials when they become available as they contain important information about the merger and Intermix. Investors and security holders may obtain free copies of these documents – and other documents filed with the Securities and Exchange Commission (the “SEC”) – at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intermix by going to Intermix’s Investor Relations page on its corporate Web site at www.intermix.com.

Intermix and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. A description of any interests that Intermix’s officers and directors have in the merger is available in the proxy statement. Information regarding Intermix’s directors and executive officers is contained in Intermix’s Annual Report on Form 10-K/A for the year ended December 31, 2004, which is filed with the SEC.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about the results and events to which those statements relate. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, intervening circumstances or events that result in a delay or adjournment of the special meeting of stockholders, currently scheduled to reconvene on September 30, 2005, or that affect our ability to satisfy the conditions to closing in the merger agreement with News Corporation. Other factors could also cause actual results or events to vary materially from those covered in such forward-looking statements.

For more information, contact:

Media: Sara Jones	Investors: Brett Brewer
(213) 489-8287	(310) 215-1001 x117
jonessa@fleishman.com	bbrewer@intermix.com